Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845-7712

Email: denisesb@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2012 YEAR END FINANCIAL RESULTS AND 2013

FINANCIAL GUIDANCE

Palo Alto, CA, - March 15, 2013 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $1.8 million, or $0.66 per share, for the three months ended December 31, 2012, compared with a net loss of $2.5 million, or $1.38 per share, for the comparable period in 2011. For the year ended December 31, 2012, net loss was $8.0 million, or $3.64 per share, compared with a net loss of $12.0 million, or $6.69 per share, for the year ended December 31, 2011. Net loss per share for both periods were adjusted for the 1-for-30 reverse split of the company’s common stock effected on March 30, 2012.

For the quarter ended December 31, 2012, total operating costs and expenses were $1.8 million compared with $2.5 million in the fourth quarter of 2011, representing a reduction of approximately 29%, primarily due to lower headcount, reduced clinical trial expenses, and lower corporate and stock-based compensation expenses.

Operating costs and expenses for the year ended December 31, 2012 were $8.0 million, compared with $12.1 million for the same period in 2011. Operating costs and expenses in 2012 included approximately $0.7 million in stock-based compensation expense compared to $1.6 million in 2011. The reduction in operating costs and expenses of approximately 34% in the year ended December 31, 2012, compared with 2011, were primarily due to lower headcount, reduced clinical trial expenses, and lower corporate and stock-based compensation expenses.

At December 31, 2012, Telik had $5.0 million in cash, cash equivalents, restricted cash and investments, compared with $11.7 million at December 31, 2011.

2012 Highlights

Regulatory:

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Telik’s product candidate, ezatiostat HCL (Telintra), was granted orphan drug designation by the US Food and Drug Administration (FDA) for the treatment of myelodysplastic syndrome (MDS). Orphan designation grants potential US market exclusivity to a drug for the treatment of a specified condition for a period of seven years following FDA marketing approval. Additional potential benefits of orphan designation include development grants, tax credits related to clinical trial expenses, protocol development assistance and exemption from FDA user fees.

Results of clinical trials with Telintra were reported in peer reviewed medical publications including:

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“Phase 1 dose-ranging study of ezatiostat hydrochloride in combination with lenalidomide in patients with non-deletion (5q) low to intermediate-1 risk myelodysplastic syndrome (MDS),” Raza, A., et al., Journal of Hematology & Oncology 2012, 5:18 doi:10.1186/1756-8722-5-18; 30 April 2012. Significant findings of the study included multilineage responses and good tolerability, supporting the further development of the Telintra and Revlimid® combination in MDS as well as in other hematologic malignancies where Revlimid is a standard of care.

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“Prediction of response to therapy with ezatiostat in lower risk myelodysplastic syndrome,” Galili, N. et al., Journal of Hematology & Oncology 2012, 5:20 doi:10.1186/1756-8722-5-20; 6 May 2012. A gene marker analysis was performed using RNA available from 30 patients enrolled in a Phase 2 Telintra clinical trial. Pathway analysis of the response profile revealed that the genes comprising the jun-N-terminal kinase/c-JUN molecular pathway, which is known to be influenced by Telintra, were under-expressed in responders and over-expressed in non-responders, providing additional support for the novel mechanism of action of Telintra and a potential basis for a companion diagnostic.

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“Oral Ezatiostat HCl (Telintra), a Glutathione Analog Prodrug GSTP1-1 Inhibitor, for Treatment of Patients with Myeloid Growth Factor-Resistant Idiopathic Chronic Neutropenia (ICN),” by Roger M. Lyons, MD; et al. Available online at Blood (ASH 54th Annual Meeting Abstracts) 2012 120: Abstract 4394. This abstract reports the preliminary results of a clinical trial of Telintra for the treatment of patients with idiopathic chronic neutropenia (ICN), a rare group of blood disorders characterized by low circulating white cells, recurrent fevers, inflammation and serious infections. Telintra treatment of ICN patients with very low white blood cell levels who were not responsive to G-CSF led to clinically significant reductions in serious infections. Telintra is the first targeted GSTP1-1 inhibitor that has been shown to have a positive effect on white blood cell levels in ICN and may provide molecular insight into the pathophysiology of ICN.

In 2013, Telik is focusing on: (1) planning and initiating a Phase 3 placebo-controlled randomized registration trial of TELINTRA for the treatment of Low to Intermediate-1 risk MDS and (2) advancing its leading preclinical oncology drug candidate. In order to initiate the registration trial, we need to secure funding through the establishment of a corporate partnership and licensing agreement, funding from a non- profit agency, or other financing sources.

Financial Outlook

For the full year 2013, Telik anticipates total operating costs and expenses to be in the range of $5.5 million to $6.0 million, which includes non-cash stock-based compensation expense of approximately $0.3 million. The costs for a Phase 3 TELINTRA registration trial are not included in this outlook and would require additional funding. The company’s cash utilization for the full year 2013, without any Phase 3 costs, is expected to be in the range of $7.0 million to $7.5 million. The company was able to raise approximately $3.6 million through its At Market Issuance Sales Agreement in the first two months of 2013, and its current existing cash resources will be sufficient to fund projected operating requirements into the fourth quarter of 2013. In order to meet its cash requirements beyond the fourth quarter of 2013, the company would have to raise additional funds through corporate partnering or additional financing. There is no assurance Telik will be successful in obtaining additional funding in the near future to fund registration trial or continue its operations.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Forward Looking Statements

This press release contains “forward looking” statements, including statements regarding Telik’s financial outlook and expected cash utilization for 2013 and the future development of TELINTRA, preclinical drug candidates and potential corporate partnerships. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates, including clinical trials of TELINTRA, is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding these and other factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2012. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating costs and expenses:
Research and development	$736	$1,102	$3,524	$5,566
General and administrative	1,032	1,401	4,455	6,491

Total operating costs and expenses	1,768	2,503	7,979	12,057

Loss from operations	(1,768)	(2,503)	(7,979)	(12,057)
Interest and other income (expense), net	2	4	8	35

Net loss	$(1,766)	$(2,499)	$(7,971)	$(12,022)

Basic and diluted net loss per share*	$(0.66)	$(1.38)	$(3.64)	$(6.69)

Weighted average shares used to calculate basic and diluted net loss per share*	2,687	1,805	2,188	1,798

*	Adjusted for the 1-for-30 reverse split of the company’s common stock effected on March 30, 2012

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
Cash, cash equivalents, investments and restricted investments	$4,997	$11,700
Total assets	5,628	12,412
Stockholders’ equity	3,062	8,299

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